Exhibit 10.8

FEDERAL HOME LOAN BANK OF ATLANTA

Short-Term Incentive Compensation Plans

(Amended January 1, 2007)

I.	PLANS AND EFFECTIVE DATES

The Short-Term Incentive Compensation Plans of the Federal Home Loan Bank of Atlanta (Bank) referenced in this document are effective as of January 1, 2007. This document governs the administration of the Bankwide, Sales, and Executive Short-Term Incentive Compensation Plans (collectively, the Plans). Short-term incentive compensation plan goals, participants, award opportunities, and awards may be determined for each of the Plans for each plan year (January 1 to December 31) in accordance with the provisions of this document.

II.	PURPOSES

The Bank’s Plans are designed to promote:

•	Attaining short-term performance objectives determined by the board.

•	Optimizing the value of Bank membership.

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Attaining the Bank’s public policy mission, which is to promote housing and community development generally by making loans, also know as advances, to member financial institutions, and to encourage regional affordable housing programs, which create housing opportunities for low- and moderate-income families.

•	Managing effectively the Bank’s financial, business, operational, reputation, regulatory, and human resources risks.

III.	ADMINISTRATION

The board of directors of the Bank ultimately is responsible for administering the Plans. Unless otherwise provided herein, the Plans shall be administered under the direction of the Governance and Compensation Committee of the board of directors, or such other committee as the board of directors may direct from time to time (Committee).

Under the authority of the Committee, the President shall serve as the Chairman of the Incentive Compensation Management Committee (Incentive Committee). The members of the Incentive Committee shall be appointed by the President, and the Incentive Committee shall assist the President in the performance of his or her duties hereunder, as directed by the President. The President shall ensure that the Plans are administered in a timely and effective manner, and that periodic analyses of the effectiveness of the Plans are undertaken. He shall report to the Committee findings and conclusions regarding the Plans’ operations, and he shall recommend to the Committee, except as to himself, the participants, the goals, the award opportunities, and the awards under the Plans. The Committee, in turn, shall report these findings and recommendations to the board of directors for final approval.

Each plan year, the Committee shall recommend to the board of directors the following:

•	The categories of employees eligible to participate in each of the Plans.

•	Corporate goals for each of the Plans.

•	Any required individual or team goals for participants in each of the Plans.

•	Award opportunities for each participant in each of the Plans.

•	Award amounts for each participant in each of the Plans.

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Any exception to the guidelines regarding participant eligibility, award amounts, performance of an individual participant, level of goal achievement, or any other aspect of the administration of each of the Plans.

Any costs incidental to the administration of the Plans shall be borne by the Bank and shall not be charged to the amount available for awards in any plan year.

IV.	PARTICIPANT ELIGIBILITY

A.	Bankwide Short-Term Incentive Compensation Plan

Eligible employees shall include any employee whose employment began prior to or during the plan year, who is not a participant in any other short-term incentive compensation plan. Eligibility shall begin on the date of hire.

B.	Sales Short-Term Incentive Compensation Plan

Eligible employees shall include any employee whose employment began prior to or during the plan year who is not a participant in any other short-term incentive compensation plan, and who, in the opinion of the board of directors, serves in a position that has the capacity to affect significantly the sales efforts of the Bank. Eligibility shall begin on the date of hire.

No employee shall have the right to be selected as a participant in the Sales Short-Term Incentive Compensation Plan for a particular plan year, or once having been selected as a participant, automatically be considered a participant for any other plan year.

C.	Executive Short-Term Incentive Compensation Plan

Eligible employees shall include any employee whose employment began prior to or during the plan year who is not a participant in any other short-term incentive compensation plan and who, in the opinion of the board of directors, serves in a position that has the capacity to affect significantly the performance of the Bank. Eligibility shall begin on the date of hire.

No employee shall have the right to be selected as a participant in the Executive Short-Term Incentive Compensation Plan for a particular plan year, or once having been selected as a participant, automatically be considered a participant for any other plan year.

D.	No Award in the Event of Documented Unsatisfactory Performance

No participant shall be eligible for an award under any of the Plans in the event of a documented performance deficiency that renders his or her overall performance as unsatisfactory during the plan year.

V.	INCENTIVE AWARD PAYMENTS

In determining the amount of any award to be paid under each of the Plans, the Committee and the board of directors shall consider achievement of the corporate goals and each participant’s achievement of any required individual or team goals. In addition, the Committee and the board of directors may consider other factors deemed relevant in determining the amount of any award to any individual participant (including an overall assessment of the participant’s performance). The board of directors reserves the right to eliminate any award even though the corporate and individual goals may have been met.

Unless otherwise directed by the board of directors, payment of awards under each of the Plans shall be made as soon as practical after the close of each plan year.

Awards under each of the Plans shall be calculated as a percentage of the participant’s base salary earned during the plan year, plus overtime earned during the year, less deductions for benefits paid under the Bank’s short-term disability program. The award of any participant in one of the Plans who (during a plan year) becomes eligible to participate in another of the Plans, shall be calculated on a pro-rata basis considering both the compensation (as described above) earned under, and the period of participation in, each of the Plans.

Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any award under applicable laws or other regulations of any governmental authority, whether Federal, state, or local. The payment of any award shall be subject to such obligations, terms and conditions as the Committee or the board of directors may specify in making the award. Acceptance of any award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

If a participant terminates employment with the Bank for any reason during the plan year, or after the plan year but before awards are distributed, he or she shall not be entitled to receive an award for that plan year.

Each payment of an award shall be made from the general assets of the Bank.

VI.	TERMINATION OR AMENDMENT

The board of directors may amend, suspend, terminate or reinstate each of the Plans, in whole or in part, at any time.

VII.	MISCELLANEOUS PROVISIONS

Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss, or otherwise terminate the employment of any employee at anytime, for any reason, with or without cause.

When appropriate in the context, words in the masculine shall include the feminine and vice versa; and words in the singular shall include the plural and vice versa.

The Plans shall be governed by the laws of the State of Georgia, except when superseded by the laws of the United States.

END OF DOCUMENT